Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited, formerly Auryn Resources Inc. (the “Company”), of our report dated January 23, 2020 on the consolidated statements of financial position as at October 31, 2019 and October 31, 2018, and the consolidated statements of loss and comprehensive loss, changes in shareholders equity and cash flows for the years then ended, included in the Business Acquisition Report of the Company filed as Exhibit 99.2 to the Company’s Report on Form 6-K filed with the United States Securities and Exchange Commission on February 8, 2021.

          /s/ Sterns & Lovrics LLP

Sterns & Lovrics LLP

Chartered Professional Accountants

Licensed Public Acountants

Toronto, Ontario, Canada

April 30, 2021